                                                                   Exhibit 10.17


                                LICENSE AGREEMENT

            AGREEMENT made as of this 23rd day of July, 1999 by and between MOLLOY GROUP, INC., a corporation organized and existing under the laws of the State of Delaware, ("Licensor") and BRUCE MOLLOY, an individual residing at 15 Brook Hollow Drive, Gladstone, New Jersey 07934 ("Licensee").

                              W I T N E S S E T H:

            WHEREAS, in connection with the merger of Molloy Acquisition Corporation and Licensor, contemporaneously herewith, Licensee has assigned his rights in the Patent (as hereinafter defined) to Licensor; and

            WHEREAS, Licensor has agreed to permit Licensee to use and practice the invention described in the Patent (the "Invention") in certain fields, and the parties now desire to formalize such relationship; and

            WHEREAS, Licensee wishes to confirm the grant to him of a license to the Invention and any patents resulting therefrom, and Licensor is willing to confirm the grant of such a license to Licensee, subject to the terms and conditions hereof;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:


                                    SECTION 1

                                   DEFINITIONS

            As used in this Agreement, the following terms shall be defined as set forth below:

            1.1 "Affiliate" shall mean any corporation, partnership, limited liability company or other entity, present or future, which owns or controls, is owned or controlled by, or is under common control with, a party. For purposes of this definition, ownership or control shall mean ownership or control of at least fifty percent (50%) of the voting stock or other voting interests in any such entity.

            1.2 "Doing Business" shall mean that a party, and/or an affiliate or one or more sublicensees, are diligently pursuing the commercialization of a product or service in a

Non-exclusive Field. Such "diligent pursuit" shall be deemed to have been demonstrated if such entity/person has an ongoing and active research, development, manufacturing, marketing or licensing program, as appropriate, directed toward developing a Licensed Product in such Nonexclusive Field, or is actively in the process of raising funds to finance the same.

            1.3 The "Invention" shall mean the invention described in the patent entitled "System and Method for Representing and Retrieving Knowledge in an Adaptive Cognitive Network", U.S. Patent Serial No. 5,787,234.

            1.4 "Licensed Patents" shall mean (i) the Patent together with the Invention described therein; (ii) any United States or foreign patent application(s) and patent(s) owned, in whole or in part, by or licensed to Licensor during the term of this Agreement and based upon the Invention, together with the Invention described therein; and (iii) any continuations, continuations-in-part, division or substitutes, reissues, renewals, re-examinations, and any extensions thereof.

            1.5 "Licensed Product" shall mean any process or product or part of a process or product which results from the manufacture, production or use of a claim of a Licensed Patent, wherever sold, which, if not licensed, would infringe in the country in which the process or product is made, used or sold, upon rights in or to Licensed Patents then covered by the license to Licensee from Licensor hereunder.

            1.6 "Licensed Technology" shall mean all designs, drawings, technical information and materials, know-how, knowledge and other intellectual property, data, specifications, test results, laboratory notebooks and other information (exclusive of the software programs and any of the foregoing items, except for know-how and knowledge, related to the software programs) (i) relating to the Licensed Patents, composition, process or method the use of which, if not licensed, would infringe in the country in which the process or product is made, used or sold upon rights in or to Licensed Patents then covered by the license to Licensee from Licensor hereunder, and (ii) owned or controlled by Licensor on the date of this Agreement, exclusive of software. Licensed Technology also includes all copyrights and registrations thereof, if any, in any copyrightable materials relating to Licensed Technology which are owned or controlled by Licensor on the date of this Agreement, exclusive of software. Licensed Technology does not include the Licensed Patents themselves or any trademarks, trade names or service marks used by Licensor in connection with the Licensed Products.

            1.7 "Licensee Fields" shall mean the applications, uses and markets identified as "Licensee Fields" on Schedule 1.7 attached hereto.

            1.8 "Licensor Fields" shall mean the applications, uses and markets identified as "Licensor Fields" on Schedule 1.7 attached hereto.

            1.9 "Non-exclusive Field" shall mean any application, use or market that is neither a Licensor Field nor a Licensee Field.

            1.10 "Patent" shall mean United States Patent Serial No. 5,787,234, a true and correct copy of which has previously been furnished by Licensor to Licensee.

            1.11 "Trademark" shall mean the trademark, "COGNITIVE PROCESSOR," registered with the United States Patent & Trademark Office, Registration Number 1,919,047.


                                    SECTION 2

                                GRANT OF LICENSE

            2.1 Licensor hereby grants to Licensee, subject to all the terms and conditions of this Agreement, the following rights and licenses, all of which are worldwide, perpetual (subject to Section 9), irrevocable (subject to Section
9) and fully paid:

                  (a) the sole and exclusive right and license to make, have made, use, sell, practice, commercialize and exploit the Invention and the Licensed Patents in the Licensee Fields, including, without limitation, the sole and exclusive right and license to make, have made, use, license and sell software programs (exclusive of those software programs owned by Licensor) based on or derived from the Invention in the Licensee Fields and all versions and enhancements thereof in the Licensee Fields and other Licensed Products in the Licensee Fields; and

                  (b) a non-exclusive right and license to make, have made, use, sell, practice, commercialize and exploit the Invention and the Licensed Patents in the Non-exclusive Fields, including, without limitation, the non-exclusive right and license to make, have made, use, sell, practice, commercialize and exploit software programs (exclusive of those software programs owned by Licensor) based on or derived from the Invention in the Non-exclusive Fields and all versions and enhancements thereof in the Non-exclusive Fields and other Licensed Products (exclusive of those software programs owned by Licensor) in the Non-exclusive Fields; and

                  (c) a non-exclusive right and license to make, have made, use, sell, practice, commercialize and exploit Licensed Technology in the Licensee Fields and Nonexclusive Fields, including, without limitation, the right to further develop, enhance, modify and improve Licensed Technology in the Licensee Fields and Non-exclusive Fields and to practice unpatented processes and use unpatented information and know-how included within the Licensed Technology in the Licensee Fields and Non-exclusive Fields; and

                  (d) to the extent Licensor has the right to do so, a non-exclusive right and license in the Licensee Fields and Non-exclusive Fields under any other patents in the Licensee Fields and Non-exclusive Fields ("background patents") which are now or within five

(5) years after the date hereof owned or controlled by Licensor, but only if and to the extent that without such a license Licensee cannot practice the Licensed Patents in the Licensee Fields or Non-exclusive Fields or make, have made, use, sell, practice, commercialize and exploit Licensed Products in the Licensee Fields or Non-exclusive Fields without infringing such background patents.

                  (e) the exclusive right and license to use the Trademark in connection with goods and services in the Licensee Field and the non-exclusive right to use the Trademark in connection with goods and services in the Non-exclusive Fields.

            2.2 Licensee shall have the right to sublicense the rights granted hereunder, except for the rights related to the Trademark under Section 2.1(e) to any Affiliate or third party without the consent of Licensor. Licensee shall have the right to sublicense its rights related to the Trademark under Section 2.1(e) to allow for the use of the Trademark solely in conjunction with the licenses granted under Sections 2.1(a) through (d). All sublicenses granted by Licensee shall provide that the obligations to Licensor of Licensee under Sections 6 and 8 (and in the case of the Trademark, Section 8.2) of this Agreement shall be binding upon sublicensee as if it were a party to this Agreement, and that in the absence of diligent enforcement of such Sections by Licensee, such Sections shall be enforceable by Licensor as a third-party beneficiary of such Sections, and a copy of such paragraphs of this Agreement and a statement regarding Licensor's third party beneficiary rights (or comparable paragraphs no more favorable to the sublicensee) shall be attached to or included within all sublicense agreements. Provided that Licensee has complied with the preceding sentence, Licensee shall not be responsible for or in default hereunder due to the acts of its sublicensees. Licensee shall provide to Licensor a copy of all sublicense agreements other than with end-users promptly after execution, the confidential portions of which may be reasonably redacted by Licensee.

            2.3 Licensor shall retain title to the Licensed Patents, Licensed Technologies and related intellectual property rights. The licenses and rights granted in this Agreement shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology outside of the Licensee Fields or Non-exclusive Fields or not specifically identified in this Agreement as or included within Licensed Patents or Licensed Technology, and no other assignments or licenses are made or granted by implication, estoppel or otherwise, by this Agreement. Except as specifically set forth in this Agreement, each party retains under this Agreement all rights to and interests in its technology, including improvements developed by it. Except for the grant set forth in Section 2.1(e), the rights licensed to Licensee in
Section 2.1 shall not include the trademarks, trade names or service marks, whether registered or existing at common law, or any applications therefor.

                                    SECTION 3

                                 TERM OF LICENSE

            The term of the patent licenses granted hereunder shall commence upon the signing hereof and shall continue for the life of the applicable patent, and shall expire on a country-by-country basis when the last to expire patent in such country expires, unless terminated earlier pursuant to Section 9. The term for the know-how licenses granted herein shall be perpetual, unless this Agreement is terminated by Licensor for Licensee's default. Licensee shall have the right to continue to use know-how and other unpatented and/or unpatentable information licensed hereunder after expiration or termination of this Agreement, unless this Agreement is terminated by Licensor for Licensee's default.

                                    SECTION 4

                                  NO ROYALTIES

            4.1 Licensee shall be entitled to the rights granted to it hereunder without the payment of any royalties in respect of the sale of Licensed Products or otherwise.

            4.2 In the event that a Licensed Patent lapses or if all of its material claims are finally declared invalid by a nonappealable decision of a court of competent jurisdiction through no fault or cause of Licensee, this Agreement shall remain in effect as to the remaining Licensed Patents or claims thereunder.


                                    SECTION 5

                               PATENT MAINTENANCE

            5.1 Licensor shall take all reasonable actions within its control to maintain rights to the Licensed Patents and Licensed Technology, and, where necessary and if requested by Licensee, shall take such actions as Licensor reasonably deems necessary to enable Licensor to maintain such rights, subject to the performance by Licensee of its obligations and responsibilities under this Agreement.

            5.2 Licensee shall apply, and shall require sublicensees to apply, the patent marking notices required by the law of any country where Licensed Products are made, sold or used, to the extent feasible and practical, and in accordance with the applicable patent laws of that country.

            5.3 Licensee may request Licensor to file a patent application with respect to the Licensed Patents in any jurisdiction other than the United States. If, within forty-five (45) days after the date of such request, Licensor files a patent application in the jurisdiction so requested, Licensee agrees to reimburse Licensor for its fractional share of the patent costs incurred by Licensor, provided that Licensor has given Licensee thirty (30) days written notice of the filing of the foreign application (which notice shall offer a reasonable estimate of anticipated prosecution and maintenance expenses in that jurisdiction) and during the period of fifteen (15) days following the giving of such written notice, Licensee does not notify Licensor that it agrees to exclude from this Agreement and the license granted hereunder the territory of that foreign jurisdiction. If Licensor shall not, for any reason, file a patent application in any foreign jurisdiction so requested by Licensee within such forty-five day period, Licensee may, at its own option and expense and in the name of Licensor, file, prosecute and maintain in such jurisdiction foreign patent applications with respect to all Licensed Patents. In such event, Licensee will consult with Licensor's designated patent counsel and use reasonable efforts to consider and protect Licensor's commercial interests. Copies of such foreign applications shall be promptly furnished to Licensee and Licensor prior to filing. Licensee's fractional shares of such Patent costs shall be equal to a fraction with the numerator being one and the denominator being the number of parties who have licensed the Licensed Patents (including Licensee), and who have not elected to exclude from their respective license the territory of that foreign jurisdiction. Licensee shall pay its share of such patent costs within thirty (30) days of receipt of an invoice from Licensor for same. A party who has elected to exclude from its respective license the territory of that foreign jurisdiction and not to pay a pro rata share of such patent costs, may later elect to include in its respective license the territory of that foreign jurisdiction by paying to Licensor an amount equal to the share of the patent costs previously paid by the parties who then paid such patent costs.


                                    SECTION 6

                                 CONFIDENTIALITY

            6.1 Licensee agrees to treat (and cause its Affiliates to treat) as confidential all Licensed Patents which have not issued and Licensed Technology and proprietary information made available by Licensor to Licensee provided that the party disclosing such information (other than with respect to a patent application or claim thereunder) marks or otherwise identifies such information as "confidential" or "Proprietary" (if such information is disclosed orally, it shall be summarized in writing within thirty (30) days and such summary shall be identified as "confidential" or "proprietary"). Licensor acknowledges that Licensee may find it beneficial to disclose such information provided by Licensor during the conduct of Licensee's business. Under such circumstances, Licensee may make such information available to third parties, provided that Licensee shall first obtain from the recipients a fully-executed confidentiality agreement which is at least as restrictive as the confidentiality agreement Licensee employs to protect its own most valuable trade secrets, provided that in no event shall such confidentiality agreement set forth care restrictions which are less than commercially reasonable.

            6.2 Licensee shall not be bound by the provisions of Section 6.1 with respect to information in a Licensee Field or any Non-exclusive Field which
(i) is known to the recipient at the time of disclosure through no fault of Licensee after the date hereof; (ii) is in the public domain at the time of disclosure through no fault of Licensee after the date hereof; (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by

Licensee; (iv) is independently developed by the recipient of the other party's confidential information as shown by the records of the recipient. Licensee may disclose the Confidential Information as necessary in connection with (i) the granting of sublicenses permitted under and complying with Section 2.2 and (ii) the marketing and distribution of Licensed Products (provided that Licensee follows procedures customary in the industry to maintain the confidentiality of Confidential Information disclosed pursuant to this clause (ii)). Licensee may also disclose the Confidential Information pursuant to, and to the extent required by, governmental or accounting regulations, law or judicial process (collectively "Government Process"), provided Licensee promptly informs Licensor of the requirement to disclose such information and allows Licensor the opportunity to contest such disclosure. In the event that Licensee complies with its obligations under the preceding sentence and Licensee determines to contest such disclosure, Licensee may, nevertheless, disclose such confidential information pursuant to, and to the extent required by such Government Process, upon the earlier of (i) receipt of Licensor's written notice that it no longer contests such disclosure, or (ii) the day before Licensee would be in violation of such Government Process.

            6.3   [reserved]

            6.4 Licensee and Licensor shall each take such actions as the other party may reasonably request from time to time to safeguard the confidentiality of any information subject to the terms of Section 6.

            6.5 To the extent that United States Export Control Regulations are applicable, Licensee shall not, without having first fully complied with such regulations, (a) transfer any unpublished technical data obtained or to be obtained from the other party hereto to a destination outside of the United States, or (b) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination outside the United States.

            6.6 Notwithstanding any contract provision of this Agreement, the obligations of Licensee under this Section 6 shall survive the expiration or earlier termination of all or any other part of this Agreement.


                                    SECTION 7

                           INFRINGEMENT AND LITIGATION

            7.1 Licensee shall notify Licensor, and Licensor shall notify Licensee, promptly in writing of (i) any facts which may affect the validity, scope or enforceability of a Licensed Patent or (ii) any infringement of a Licensed Patent which becomes known to it. The parties shall cooperate with each other in attempting to eliminate the infringement identified by Licensee or Licensor. In the event of infringement by a third party of any Licensed Patents within a Licensee Field or any Non-exclusive Field which Licensee wishes to prosecute, Licensee shall first make a written request to Licensor to resolve such matter.

            7.2 If within ninety (90) days after any such notice of any alleged infringement or interference, Licensor has been unsuccessful in persuading the alleged infringer to desist, Licensor shall have the primary right, but shall not be obligated, to defend the Licensed Patents against infringement or interference by other parties in any country in which a Licensed Patent is in effect hereunder, including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference. Licensor may, in such suit, use the names of Licensor and Licensee as party plaintiffs. Licensor shall be responsible for all costs and expenses of any enforcement activities, including legal proceedings, against infringers which Licensor initiates. Licensee agrees to join in and cooperate with any enforcement proceedings at Licensor's request, and at Licensor's expense, provided that Licensee may be represented by Licensee's counsel in any such legal proceedings, at Licensee's own expense (subject to reimbursement under Section 7.5), acting in an advisory but not controlling capacity. No settlement, consent judgment, or other final, voluntary disposition of any suit brought by Licensor which waives any rights of the Licensed Patents within a Licensee Field, or any Non-exclusive Field in which the Licensee is Doing Business, may be entered into without the prior written consent of Licensee, which consent shall not be unreasonably withheld. Any recoveries in any action brought by Licensee under this Section 7.2 shall be allocated as provided in Paragraph 7.5 hereof. Licensor shall have no legal or contractual obligation to Licensee for its failure to initiate or participate in any such legal action. In the event that a declaratory judgment action alleging the invalidity or non-infringement of the Licensed Patents shall be brought or raised against Licensee, Licensor shall have the right, but not the obligation, to intervene and take over the sole defense of such action.

            7.3 If within one hundred twenty (120) days of receipt by Licensor of notification from Licensee of substantial infringement in the Licensee Field or Non-exclusive Field, Licensor has not notified Licensee of its intent to promptly commence an action to terminate the alleged infringement, then Licensee may institute, in its own name, at its own expense, such litigation or other appropriate action as it may deem necessary to terminate such infringement, provided that Licensee has first given to Licensor thirty (30) days advance notice of its intention to take such action and, provided further, that Licensor has not itself taken appropriate action during such 30-day period, and provided further that if Licensor reasonably believes that such litigation or action would adversely affect Licensor's use of the Licensed Patent in a Non-exclusive Field in which it is then Doing Business, or affects a Licensor Field, and Licensor provides Licensee with its reasonable reason for such belief, then Licensee shall not commence such litigation without Licensor's written consent. Licensor shall be deemed to have consented to such action in the event that Licensor fails to notify Licensee of whether it consents or not within such one hundred twenty (120) days, specifying the reasons therefor. In addition, Licensee may name Licensor as a party plaintiff as required by law.

            7.4 In the event that Licensee shall be prosecuting any alleged infringer pursuant to Section 7.3, it shall employ counsel reasonably satisfactory to Licensor and shall keep Licensor fully informed of all material developments of such proceedings. Licensee shall be responsible for all costs and expenses incurred by Licensee in any enforcement activities, including legal proceedings, against infringers which Licensee initiates. Licensor agrees to join in and cooperate with any enforcement proceedings at Licensee's request, and at Licensee's expense, provided that Licensor may be represented by Licensor's counsel in any such legal proceedings, at Licensor's own expense (subject to reimbursement under Paragraph 7.5), acting in an advisory but not controlling capacity. No settlement, consent judgment, or other final, voluntary disposition of any suit brought by Licensee which waives any rights within the Licensed Patents or outside of the Licensee Field may be entered into without the prior written consent of Licensor. In the event that a declaratory judgment action alleging the invalidity or non-infringement of the Licensed Patents shall be brought or raised against Licensee, Licensor shall have the right, but not the obligation, to intervene and take over the sole defense of such action as it relates to the Licensed Patent. Any recoveries in any action brought by Licensee under this Section 7.4 shall be allocated as provided in Paragraph 7.5 hereof.

            7.5 All recoveries by way of royalties, damages and claims with respect to infringement actions instituted in claims made (including penalties and interest) (i) prosecuted by Licensor pursuant to Section 7.2, or (ii) prosecuted by Licensee pursuant to Sections 7.3 and 7.4, shall be applied first in satisfaction of any unreimbursed expenses (including attorneys' fees) of the party controlling the litigation (which shall be Licensor under Section 7.2 and Licensee under Section 7.3) and next to the other party to the extent of its unreimbursed expenses incurred in its participation and/or cooperation. Any remaining balance of damages shall be distributed (i) in the case of damages respecting the Licensee Fields, ninety percent (90%) to Licensee and ten percent (10%) to Licensor, (ii) in the case of damages respecting any Non-exclusive Field in which neither Licensor nor Licensee is Doing Business, then fifty percent (50%) to Licensor and fifty percent (50%) to Licensee, (iii) in the case of damages respecting any Non-exclusive Field in which both Licensor and Licensee are Doing Business, then in proportion to their respective net revenue for the 12 month period preceding such payment from the Non-exclusive Field in which they are doing business which is related to the damages, and (iv) in the case of damages respecting any Non-exclusive Field in which only one (1) of Licensor or Licensee is doing business, then ninety percent (90%) to the party Doing Business in such Non-exclusive Field and ten percent (10%) to the other party. Licensee shall have no interest in any recovery with respect to infringement actions instituted, commenced and prosecuted by Licensor outside the Licensee Fields or the Non-exclusive Fields.

                                    SECTION 8

                           USE OF NAMES AND TRADEMARK

            8.1 Names. Licensee shall not use the name of Licensor for any purpose without prior written consent obtained from Licensor in each instance, except for disclosures required by applicable securities and other laws and accounting requirements. Licensee shall furnish Licensor copies of all such parts of private placement and other offering material and documents which make reference to Licensor, in order to provide Licensor a reasonable opportunity to review such parts for accuracy of the information with respect to Licensor. Licensor will not use the name of Licensee in any publicity, advertising or news release without the prior written consent obtained from Licensee in each instance.

            8.2   Trademarks.

                  (a) In order to comply with Licensor's quality control standards, Licensee shall: (i) use its best efforts to maintain the quality of the goods and/or services offered in connection with the Trademark; (ii) use the Trademark only in a manner consistent with past uses of the Trademark by Licensor; (iii) adhere to such other specific reasonable quality control standards that Licensor may from time to time promulgate and communicate to Licensee with respect to the Trademark; (iv) comply materially with all federal, state and local laws and regulations, and, where applicable, foreign laws and regulations, governing the use of the Trademark and the provision of the goods and/or services; and (v) not alter or modify the Trademark in any way. At no time during or after the term of this Agreement shall Licensee challenge or assist others to challenge Licensor's rights in the Trademark or the registration thereof or attempt to register or use any trademarks, service marks, trade names, symbols logos and/or brand names which are confusingly similar to the Trademark.

                  (b) In order to confirm that Licensee's use of the Trademark complies with this Section, Licensor shall have the right to require that Licensee submit to Licensor representative samples of any goods and/or services or related materials bearing the Trademark; provided that if Licensor does not object in writing within 30 days following delivery of such samples, Licensor shall be deemed to have no objection to the use of the Trademark in such goods and/or services or related materials in their then-existing form.


                                    SECTION 9

                                   TERMINATION

            9.1 Licensor may terminate this Agreement following sixty (60) days written notice to Licensee in the event Licensee breaches any of its essential obligations hereunder by causes and reasons within its control and responsibility which is not cured (if capable of being cured) within sixty (60) days after receipt of a registered letter from Licensor, postage prepaid, return receipt requested, requesting the correction of such breach; provided, however, that, delay of up to sixty (60) days occasioned by any circumstances beyond the control of Licensee, such as acts of God, acts or omissions of any government or any agency thereof, compliance with requests, rules, regulations or order of any governmental authority, fire, storm, floods, earthquake, acts of enemy, war, rebellion, insurrection, riot, sabotage, invasion, strike, lockout, and transportation embargoes or failure or delays in transportation, shall be excluded in determining the applicable time period, but due diligence shall be used by Licensee in curing any such breach; and, provided further that any breach resulting from any act caused in whole or in meaningful part by Licensor shall not be considered a breach hereunder.

            9.2 Licensee shall be entitled to terminate this Agreement upon sixty (60) days advance written notice to Licensor, in the event of Licensor's material breach of any of the provisions of this Agreement, which breach is not cured (if capable of being cured) within the sixty (60) day period set by the notice.

            9.3 Upon termination of this Agreement and except as otherwise expressly provided herein, all licenses granted to Licensee under the terms of this Agreement and any sublicenses granted by Licensee to Affiliates shall terminate and Licensee must return to Licensor or destroy all materials containing the Invention; provided, however, that if the Agreement is terminated for other than Licensee's breach, Licensee shall have the right for one year thereafter to dispose of all Licensed Products then in its inventory in object code form. Notwithstanding anything herein contained to the contrary, in the event of termination of this Agreement, each sublicensee may continue its license directly from Licensor if it is not in breach of its sublicense and thereafter all royalties and other amounts payable thereunder, to the extent based on or measured by sales, income or profit from Licensed Products, shall be paid directly to Licensor, which shall have no obligation to Licensee with respect thereto.

            9.4 The rights provided in this Section 9 shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

            9.5 Waiver by either party of a single default or breach or of a succession of defaults or breaches shall not deprive such party of any right to terminate this Agreement pursuant to the terms hereof upon the occasion of any subsequent default or breach.

            9.6 In the event that any further lawful performance of this Agreement or any part hereof (other than the payment of money) by any party shall be rendered impossible or impractical by or as a consequence of any law, regulation, order, rule, direction, priority, seizure, allocation, requisition or any other official action by any department, bureau, board, administration, instrumentality, agency of any government or political subdivision thereof having jurisdiction over such party, such party shall not be considered in default hereunder by reason of any failure to perform occasioned thereby, unless the party caused either directly or indirectly such action.

                                   SECTION 10

                                   WARRANTIES

            10.1 Licensor makes no representations or warranties that any Licensed Patent or the Trademark is valid or that the manufacture, use, sale or other disposal of the Licensed Products or use of the Trademark do not infringe upon any patent, trademark or other rights not vested in Licensor. However, Licensor does hereby represent and warrant that it is not a party to or bound by any oral or written contract or understanding relating to or which might interfere with the full exploitation of any rights or property being granted to Licensee under this Agreement or which restricts its right to enter into this Agreement or to perform in accordance therewith.

            10.2 Licensor disclaims all warranties whatsoever, with respect to the Licensed Patents, the Invention, the Trademark and the Licensed Products, either express or implied, including warranties as to the merchantability or fitness of the Licensed Products for a particular purpose and Licensee shall make no statements, representations or warranties whatsoever to any third parties which are inconsistent with such disclaimer by Licensor.


                                   SECTION 11

                                     NOTICES

            Except as otherwise specified herein, any notice required by this Agreement shall be delivered in person or sent by Registered or Certified U.S. Mail, return receipt requested and shall be deemed delivered if sent to the following addresses of the respective parties or such other address as is furnished by proper notice to the other party:

      Licensor:                           Licensee:

      Molloy Group, Inc.,                 Bruce Molloy
      c/o ServiceWare, Inc.               15 Brook Hollow Drive
      333 Allegheny Avenue                Gladstone, NJ 07934
      Oakmont, PA 15139


                                   SECTION 12

                              LAWS AND REGULATIONS

            Licensee shall comply with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the Licensed Products. In particular, Licensee shall be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and Licensee's activities hereunder.


                                   SECTION 13

                                  MISCELLANEOUS

            13.1 Any delays in or failure by either party in performance of any obligations hereunder shall be excused if an to the extent caused by such occurrences beyond such party's reasonable control, including but not limited to such occurrences as acts of God, strikes or other labor disturbances, war, actions or inaction of any federal or state agency whose approval is required, and other causes which cannot reasonably be controlled by the party who failed to perform.

            13.2 This Agreement may not be amended except by written agreement signed by both of the parties, and shall not be assigned by Licensee except upon the advance written consent of Licensor (which consent shall be granted or withheld in Licensor's sole discretion). Notwithstanding the foregoing, Licensee may, without the consent of Licensor, assign its rights, but not its duties or obligations hereunder, to an Affiliate of Licensee, successor in interest or any company or group of companies in which Licensee shall have an equity interest. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior representations and understandings are merged into and superseded hereby. A successor in interest shall include any person, firm or other entity that purchases all or substantially all of the operating assets of the company in question or into which such company merges or consolidates.

            13.3 This Agreement shall be governed by and in accordance with the laws of the Commonwealth of Pennsylvania except where the federal laws of the United States are applicable and have precedence. The parties hereto agree that they shall use their best efforts to settle amicably any disputes, differences or controversies arising between them out of or in connection with this Agreement or the breach thereof. However, any such disputes, differences or controversies, if not settled within ninety (90) days after occurrence thereof, shall be finally settled by arbitration, conducted in accordance with the rules of the American Arbitration Association. Unless the parties otherwise agree, arbitration initiated by Licensee shall be held in the Commonwealth of Pennsylvania, and arbitration initiated by Licensor shall be held in the State of New Jersey or New York. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding anything to the contrary in this Section 13.3, either party may seek injunctive relief from a court of competent jurisdiction to protect its intellectual property rights or for a breach of the other party's obligations of confidentiality set forth in Section 6.

            13.4 The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.


MOLLOY GROUP, INC.


By:____________________________                 ____________________________
Name:__________________________                 Bruce Molloy
Title:_________________________


Acknowledged and Agreed,

SERVICEWARE, INC.
By:____________________________
Name:__________________________
Title:_________________________

                                  Schedule 1.7

                                     Fields

                                   ASSIGNMENT

This Assignment is made as of July 23 1999, by and between BRUCE MOLLOY, an individual residing at 15 Brook Hollow Drive, Gladstone, New Jersey 07934 ("Assignor"), and MOLLOY GROUP, INC., a corporation duly organized and existing under the laws of the State of New Jersey, ("Assignee").

WHEREAS, Assignor is the sole owner of the issued patent listed in Exhibit A ("Patent") attached hereto, the Trademarks set forth in Exhibit B (and the goodwill associated therewith), and the Technology (as such term is defined in
Section 5) (collectively, the "Intellectual Property"); and

WHEREAS, Assignor owns a substantial portion of the capital stock of Assignee;
and

WHEREAS, Assignor presently licenses the Intellectual Property to Assignee pursuant to an Exclusive License Agreement dated as of September 24, 1996 ("License Agreement"); and

WHEREAS, Assignee is merging with a third party, contemporaneously herewith, which merger shall be of benefit to Assignor; and

WHEREAS, it is a condition to the third party closing such transaction that the Assignee owns all right, title and interest to the Intellectual Property; and

WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to receive, the entire right, title and interest in and to the Intellectual Property.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Assignor does hereby sell, assign, and transfer to Assignee, its lawful successors and assigns, the entire right, title and interest in and to, subject to the rights previously granted by the Assignee, (i) the United States patent described in the attached Exhibit A (hereby incorporated by reference as if fully set forth herein), together with the inventions described therein, and any extensions, reissues, substitutes, divisions, renewals, continuations, and continuations-in-part thereof, the same to be held by Assignee for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, to the end of the term of such patents, and (ii) the Trademarks (and goodwill associated therewith), and the Technology, as fully and entirely as the same would have been held and enjoyed by Assignor, if this assignment had not been made; together with the right to apply for foreign patents or other forms of protection, and all claims for damages by reason of past infringement or misappropriation of any

Intellectual Property and the right to sue for, and collect the same for, its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives.

2. Assignor hereby authorizes the Commissioner of Patents and Trademarks of the United States of America and the empowered officials of all other governments to issue any and all patents on such inventions or resulting from such applications, or any divisions thereof, to Assignee as assignee thereof.

3. Assignor hereby covenants that he has full right to convey the entire interest herein assigned, that he has not executed any agreements in contravention of this Assignment or which grants any other party with any rights in any of the Intellectual Property, except pursuant to the License Agreement, and that he will execute all documents, and take all actions, that may be necessary to confirm this Assignment.

4. The parties hereby agree that the License Agreement shall be terminated as of the date first written above.

5. "Technology" shall mean all designs, drawings, technical information and materials, know-how, knowledge and other intellectual property, data, specifications, test results, laboratory notebooks, marketing material and other information (i) relating to the Patent or to any software, composition, process or method the use of which, if not licensed, would infringe in the country in which the process or product is made, used or sold upon rights in or to the Patent, including, without limitation, the software products known and/or marketed as set forth in Exhibit C hereto, in object and source code form, and in all versions and releases thereof, developed, licensed or otherwise marketed by Assignor, and (ii) developed or acquired by the Assignor on or before the date of this Agreement, and (iii) owned or controlled by Assignor on the date of this Agreement. Technology also includes all copyrights and registrations thereof, if any, in any copyrightable materials relating to Technology which are created by Assignor and owned or controlled by Assignor.

6. The Assignment granted herein shall be contingent upon the contemporaneous execution of a new license agreement whereby Assignee shall grant a limited license to Assignor for the use, sale, practice, commercialization and exploitation of the Patent.

IN WITNESS WHEREOF, Assignor has caused this instrument to be executed as of the date first set forth above.


                                    __________________________________
                                    Bruce Molloy

State of                      )
                              )     ss
County of                     )



      On this ____ day of July, 1999, before me personally appeared __________________, to me known and known to me to be the same person described in and who executed the foregoing instrument and duly acknowledged to me that he is Bruce Molloy, the individual described in, and who executed the foregoing instrument, and that he executed such instrument for the purpose expressed.

                                    ________________________________
                                          Notary Public



My Commission Expires:  _____________________

                                    EXHIBIT A


Patent No./Patent Application No.         Country           Issue Date/Filing Date
---------------------------------         -------           ----------------------
       5,787,234                        United States           July 28, 1998

                                    EXHIBIT B


Trademark                                 Trademark Number
---------                                 ----------------
1.  COGNITIVE PROCESSOR                   1,919,047
2.  TOP OF MIND                           1,671,620

                                    EXHIBIT C


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